Exhibit 19.1

MAGNACHIP SEMICONDUCTOR CORPORATION

SECURITIES TRADING POLICY

Effective December 13, 2018

I. Purpose

MagnaChip Semiconductor Corporation and its subsidiaries (the “Company”) have adopted this Securities Trading Policy (this “Policy”) for directors, officers and employees of the Company. The purpose of this Policy is to describe the standards concerning the handling of non-public information relating to the Company and the buying and selling of securities of the Company.

II. Persons Affected and Prohibited Transactions

This Policy applies to directors, officers and employees of the Company. Please note that the general prohibitions apply to all directors, officers and employees of the Company, while the restrictions set forth in Part V (Blackout Periods) and Part VI (Pre-Clearance) apply only to directors, executive officers and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Part V or VI, please contact the Company’s General Counsel or his or her designee.

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.

For purposes of this Policy, references to “trading” or “transactions in securities of the Company” (or other words or phrases with substantially the same meaning) include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.

III. Policy Statement

If a director, officer or employee has material nonpublic information (as further discussed below) relating to the Company, it is our policy that neither that person nor any Related Party:

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may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VIII below) or engage in any other action to take advantage of that information;

•

may pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company effect a transaction in securities of the Company or engage in any other action to take advantage of that information; or

•	assist anyone engaged in any of the above activities.

This Policy will continue to apply after termination of employment to the extent that a former director, officer or employee is in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:

•	our customers, clients or suppliers,

•	any entity with which we may be negotiating a major transaction or business combination, or

•	any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.

No director, officer or employee may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

•	financial results;

•	projections of future earnings or losses, or other guidance concerning earnings;

•	the fact that earnings are inconsistent with consensus expectations;

•	a pending or proposed merger, joint venture, acquisition or tender offer;

•	a significant sale of assets or the disposition of a subsidiary or business unit;

•	changes in dividend policies or the declaration of a stock split or the offering of additional securities;

•	pending or proposed changes in senior management or other key employees;

•	significant new products or services;

•	significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;

•	impending bankruptcy or other financial liquidity problems;

•	changes in legislation affecting our business; and

•	the gain or loss of a substantial customer, client or supplier.

20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, officers and employees must not pass the information on to third parties. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the U.S. Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Wednesday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the next business day following the day of release.

Transactions under Company Plans. This Policy applies to the exercise of employee stock options and to the sale of common stock received upon exercise. This Policy also applies to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

•	increasing or decreasing periodic contributions allocated to the purchase of Company securities;

•	intra-plan transfers of an existing balance in or out of Company securities;

•	borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and

•	pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

In addition, this policy applies to purchases under any employee stock purchase plan.

Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

IV. Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company:

Pledging. You may not pledge Company securities, including as security for margin accounts.

Short sales. The SEC effectively prohibits directors and officers from selling Company securities short (i.e., selling stock you do not own and borrowing the shares to make delivery). This Policy is simply expanding this prohibition to cover all employees.

Puts, call, options and other derivatives. You may not buy or sell puts, calls, options or other derivatives in respect of securities of the Company.

Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least twelve (12) months and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre-clearance procedures described in Part VI below (even if you are not one of the persons otherwise required to submit your transaction in Company securities to pre-clearance). Because these activities raise issues under U.S. federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult legal counsel.

V. Blackout Periods — For Directors, Executive Officers and Certain Other Personnel with Access to Our Results

The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers, any other officers who have obligations to file reports under Section 16 of the Exchange Act (such directors, executive officers and other officers collectively being referred to herein as “Section 16 Insiders”) and certain other persons who are or may be expected to be aware of quarterly financial results of the Company will be subject to quarterly blackouts on trading.

The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing seven (7) days prior to the end of its fiscal year and ending twenty-four (24) hours following public announcement of the Company’s annual financial results; (b) the period commencing seven (7) days prior to the end of each of its fiscal quarters and ending twenty-four (24) hours following public announcement of the Company’s financial results for such quarter; and (c) for directors and executive officers, to the extent and during the periods as the General Counsel or his or her designee may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.

During these blackout periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company, including option exercises and purchases under employee stock purchase plans (except as otherwise expressly provided below):

•	Section 16 Insiders

•	Section 16 Insiders’ secretaries and other assistants;

•	employees in the accounting, finance and legal departments; and

•	any other person designated by the General Counsel or his or her designee.

You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

The prohibition described in this Part V shall not apply to gifts of Company securities and contributions of Company securities to a trust so long as the requirements of Part VI below are complied with. The General Counsel or his or her designee may, on a case-by-case basis, authorize effecting a transaction in Company securities during a blackout period if the person who wishes to effect such a transaction (i) has, at least two (2) business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that he or she is not in possession of material nonpublic information concerning the Company.

See Part VIII below for the principles applicable to transactions under Rule 10b5-1 plans.

VI. Pre-Clearance of Securities Transactions

To provide assistance in preventing inadvertent violations of the law (which could result, for example, where a Section 16 Insider fails to comply with reporting obligations under the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedures:

1. All transactions in securities of the Company by Section 16 Insiders and any other persons whose transactions require reporting to the SEC under applicable laws must be pre-cleared both with the Chairman of the board of directors of the Company (the “Board”) and the Company’s General Counsel.

Persons subject to the foregoing restriction should contact the General Counsel at least three (3) business days (or such shorter period as the Board may determine) in advance.

2. All transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s General Counsel or his or her designee:

•	Section 16 Insiders’ secretaries and other assistants;

•	employees in the accounting, finance and legal departments; and

•	any other person designated by the General Counsel or his or her designee.

Persons subject to the foregoing restriction should contact the General Counsel or his or her designee at least two (2) business days (or such shorter period as the General Counsel or his or her designee may determine) in advance.

If pre-clearance of the proposed transaction is granted both by the Chairman of the Board and the General Counsel (under case 1 above) or the General Counsel or his or her designee (under case 2 above), as the case may be, such clearance will be valid only for three (3) business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within such three (3) business day period, the transaction must again be pre-cleared.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

The Company’s Compliance & Internal Audit Team shall periodically report to the Board, but no less frequent than once per quarter, any and all trading activities by persons who are subject to the pre-clearance requirements set forth in this Part VI.

See Part VIII below for the principles applicable to transactions under Rule 10b5-1 plans.

VII. Reporting of Stock Transactions by Section 16 Insiders; Speculative Trading

Section 16 Insiders are required to report to the SEC any transactions in Company securities by themselves or members of their household within two (2) business days of the transaction date. The Company makes voluntary filings with the SEC for such transactions, but the reporting obligations are ultimately the responsibility of the Section 16 Insider.

Section 16 Insiders may not trade and realize a profit from any open market purchase and sale or sale and purchase within any period of less than six months. For example, if a Section 16 Insider buys Company stock, he or she may not sell any shares of Company stock at a higher price for six months. If such a transaction occurs, a lawsuit can be brought against the Section 16 Insider and the Company by any stockholder. Matchable transactions subject to short-swing profit rules include self-directed purchases and sales within the 401(k) plan.

VIII. 10b5-1 Plans

The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part V of this Policy.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Board or the Company’s General Counsel or his or her designee, as the case may be. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

The Company will publicly announce any contract, instruction or plan for Company share purchases adopted pursuant to Rule 10b5-1, and any subsequent amendments thereto. Such public disclosure will be included in the Company’s proxy statement, press releases, on the Company’s website and/or through a current or periodic report filed with the SEC.

IX. Consequences

The SEC and the U.S. securities exchanges are extremely effective in detecting insider trading. The SEC and the U.S. Department of Justice have prosecuted cases involving trading or tipping by employees at all levels of a business, trading or tipping by family members and friends, trading involving offshore accounts and trading involving only a small amount of stock. The consequences of insider trading violations can be severe:

For individuals who trade on inside information (or tip information to others):

•	civil penalties of up to three times the profit gained or loss avoided;

•	criminal fines (no matter how small the profit); and

•	jail terms.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, civil and criminal penalties.

Moreover, if any employee violates this Policy, the Company may impose sanctions, including dismissal for misconduct or cause. In addition, the Company may seek reimbursement from an employee for any fees or expenses incurred by the Company directly as a result of such employee’s violation of this Policy. Needless to say, any of the above consequences, even an investigation by the SEC that does not result in prosecution, can tarnish the reputation of the Company, its management and the person involved, and irreparably damage a career.

X. Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Company’s General Counsel or his or her designee. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.